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IROBOT LEAD INDEPENDENT DIRECTOR SENDS LETTER TO SHAREHOLDERS

Urges Shareholders to Vote “FOR” the iRobot Director Nominees on

The WHITE Proxy Card Today

BEDFORD, Mass., April 21, 2016 – iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced that iRobot has mailed a letter to shareholders from its Lead Independent Director, Deborah Ellinger, outlining the Board’s approach to overseeing the Company’s strategy, capital allocation, and R&D.

The letter also outlines the critical skills and expertise that each director brings to the iRobot Board and highlights recent governance enhancements.

The iRobot Board of Directors strongly recommends that shareholders vote on the WHITE proxy card “FOR” iRobot’s experienced and independent director nominees: Mohamad Ali and Michael Bell.

The full text of the letter is as follows:

April 21, 2016

Dear Fellow Shareholder:

On behalf of the iRobot Board of Directors, I seek your support for two fantastic Board members who are standing for election at our Annual Meeting of Stockholders on May 25, 2016 – Mohamad Ali and Michael Bell – who possess the critical software and technology expertise we need to drive continued success. Please take a moment of your time to vote FOR their election, using the enclosed WHITE proxy card today.

One of the Company’s shareholders, hedge fund Red Mountain Capital, is seeking to replace these two vital directors with their own nominees. As a Board, we have carefully considered the Company’s needs, evaluated each nominee, and are recommending that you elect Mr. Ali and Mr. Bell, rather than Red Mountain’s nominees.

As Lead Independent Director of iRobot’s Board, I thought you might like to hear our approach to building a strong Board, and what skills we think are important for Board members to bring. This will help you to assess the merits of each nominee.

Our Board Composition and Skills

Board members are accountable to shareholders and are responsible for overseeing the development of strategy, the execution of that strategy, the allocation of capital, and ensuring that the Company is well-managed and well-governed. Among other things, we oversee the executive compensation programs, the production of financial statements, and ensure high-quality disclosures.

To be effective in this role and serve the interests of shareholders, we perform annual Board assessments to review each director’s experience and skills and identify any new areas where expertise might be needed. As an example, we have added new skills to our Board assessment matrix in recent years, which have shaped our Board evolution: Software, Software as a Service (SaaS) and Internet of Things (IoT). Additionally, as our business has evolved and we have placed greater emphasis on growing Home Robots, we have become more focused on making certain our directors have significant consumer experience, including in consumer technology. The skills we have identified are critical to the continued oversight of iRobot’s business in the coming years.

Skills Matrix of Your Board of Directors

As you review the attached skills matrix, you will see why we appointed Mohamad Ali and Michael Bell to our Board, and why we believe it is so important that they be elected next month. Unfortunately, Red Mountain is seeking to take those two seats for their own nominees, who do not have experience in these critical areas.

Mr. Mesdag is a professional investment manager who has no executive operating experience – and we already have several Board members with extensive investment management experience. While Mr. Peiros offers consumer product experience, that expertise is already well represented. What the iRobot Board needs now is more experience in software development, cloud computing and SaaS, and the Internet of Things – which is exactly what Mr. Ali and Mr. Bell bring. In fact, Red Mountain has acknowledged that our candidates are strong and has not identified what expertise their candidates bring that is not already represented on our Board.

Attached are some highlights of our current Board members’ expertise and the experience they bring to iRobot:

Colin Angle

Chairman, CEO, and Co-Founder of iRobot

Deep knowledge of iRobot technology, marketplace, competitive landscape, and growth opportunities as co-founder; brings over two decades of industry experience

iRobot

Mohamad Ali

President and CEO of Carbonite, Inc.

Extensive vision and technology leadership in software, cloud infrastructure, and data analytics; significant experience with capital allocation in technology companies

CARBONITE | hp | IBM

Michael Bell

President and CEO of Silver Spring Networks

Pioneer of the Internet of Things, significant experience in R&D, technology innovation, and end-market expansion; developer of product strategies and tightly integrated hardware/software products; created the first ever consumer WiFi products (Apple AirPort)

Silver Spring Networks | intel

Dr. Ronald Chwang

Chairman and President of iD Ventures America and Former CEO of Acer America

A Chinese native, Dr. Chwang brings experience in robotics, technology, manufacturing, supply chain, and business development, with particular depth in Asian-US supply chain and operations

acer | AUO

Gail Deegan

Former CFO of Houghton Mifflin, NYNEX New England and Eastern Enterprises

Deep experience with financial accounting matters for complex organizations, capital allocation, business transformation, and oversight of corporate governance requirements; extensive Board experience having served as a director for five public companies

Houghton Mifflin Harcourt | EMC² | NYNEX

Deborah Ellinger

Consumer Products Executive and former BCG Partner, with extensive investment management and board experience

Served as CEO of The Princeton Review, President of Restoration Hardware, and CEO of Wellness Pet Food — three private-equity backed companies which each yielded three to seven times return on capital

The Princeton Review | RH | CVS | STAPLES

We believe that every member of the iRobot Board should bring value to the Company. We should not add Board members who do not bring additional skills, as they take a seat that may be needed for our continued Board evolution over time – we need the ability to add new skills as our business continues to evolve. We wish that Red Mountain had been willing to work with us to find mutually acceptable Board candidates who could bring differentiated expertise, but we were fortunate to identify Mr. Ali and Mr. Bell, who both bring such strong experience in consumer products, consumer technology, the Internet of Things, and the connected home.

We make changes as our company’s needs evolve. Over the last five years, we have shifted our Board expertise away from areas most relevant to the defense and security sector that we previously served, towards consumer technology. We have added five highly-qualified and independent Board members whose experience is relevant to the Company’s go-forward strategy. This dramatic evolution is outlined in the attached “Evolution of Board Composition.”

The Importance of Board Independence and Accountability

Board independence and accountability are critical to ensure we represent shareholder interests. All of our directors other than our CEO are independent, and all of us are shareholders, which ensures that our personal interests are aligned with yours. Our individual ownership levels are meaningful to each of us, and we take a long-term view of value creation. In contrast, Red Mountain has owned our stock for only a year and has a shorter-term investment horizon– in order to return capital to their investors, they need to sell down their investment in iRobot during the next few years.

Board tenure and continuous refreshment are also important. New members bring new perspectives and skills, while longer-tenured directors bring continuity and a deep knowledge of the Company – a balance of tenures is helpful. The attached chart shows the tenure of our independent Board members:

Our Board supports annual elections for directors and believes that shareholders should have frequent input into who represents their interests on the iRobot Board.

Board Responsibility for Efficient Operations and Capital Allocation

A critical part of the Board’s responsibility is to ensure that the Company operates efficiently, and to oversee the allocation of resources and capital to various investment projects, including acquisitions and R&D. The Company’s balanced approach to generating immediate cash flow while investing in the future is something the Board strongly supports, and carefully monitors.

As a consumer technology company, it is critical to invest in R&D and technology acquisitions on an ongoing basis in order to continuously innovate and maintain our technological lead. iRobot has a formal Board-level capital allocation process, which reviews all potential R&D investments and acquisitions, sets technology development milestones, and monitors progress on approved investments. We utilize a detailed analytical framework to assess all major investments and only deploy capital to opportunities that have the potential to provide returns that will drive the Company’s return on invested capital (ROIC) to exceed its weighted average cost of capital (WACC). While iRobot is one of the most innovative consumer technology companies and consistently ranks among the top 10 companies worldwide in new patents granted annually, our R&D spending as a percentage of revenue is in line with peer consumer technology companies.

Our Board consists of professionals with significant operating experience, and I believe we have done a good job of ensuring iRobot is operated leanly with sufficient, but not excessive, spending. While Red Mountain claims there is excessive spending, they have provided no details or examples. Indeed, much of their analysis seeks to compare us with consumer packaged goods companies rather than consumer technology companies – a comparison that is not appropriate given iRobot’s focus on innovation. Consumer packaged goods companies have shorter development times, lower price points, and less need for technological development. We believe Red Mountain misunderstands the importance of our long-term investment approach.

Let me give you three examples that illustrate iRobot’s productive approach to capital allocation:

•	The acquisition of Evolution Robotics, which has proven accretive to our long-term value by providing new products and new technology, such as the recently launched Braava Jet mopping robot and the vSLAM technology underpinning the new Roomba 980. We are very pleased with the return on capital from this investment.

•	The divestment of our Defense and Security (“D&S”) business unit. Our D&S business generated significant cash flows through its lifespan, supporting the growth of iRobot. Even after the extensive military cuts resulting from the end of the second Gulf War, the D&S business remained a contributor to our success. However, we determined the optimal strategy for iRobot was to focus on the accelerating Home Robots business and, as a result, in the spring of 2014 we hired an investment bank to help us explore strategic alternatives. We sold our D&S business to Arlington Capital last month, and this transaction unlocked capital invested in the D&S business, enabling us to return cash to our shareholders by using the proceeds to fund share repurchases.

•	Expansion of our share repurchase program. We review our cash position with management on a regular basis to ensure we have the right amount of cash available for foreseeable investment opportunities. The cash we keep on our balance sheet ensures we can take advantage of important acquisition opportunities (such as Evolution Robots) and to invest in R&D to ensure our continued technology leadership. Due to our strong cash flow in recent years, we established our first share repurchase plan in 2013, and increased the authorized amount this year through an Accelerated Share Repurchase. We have returned $97 million to shareholders so far this year.

In fact, when Red Mountain became a shareholder last year, they applauded iRobot’s rigorous capital allocation process. In a May 2015 letter to iRobot, Will Mesdag of Red Mountain stated, “[iRobot has] a long history of disciplined business triage in which you have refocused your limited resources on the opportunities with the highest commercial potential.”1 As a result, we are surprised that Red Mountain is now criticizing the Company’s capital allocation approach. While Red Mountain has been flip-flopping their views, we have been constant in our commitment to independently overseeing the Company’s capital allocation and operational spending decisions and to ensuring that your capital is invested wisely.

[1]	Red Mountain Letter to iRobot, May 16, 2015

Other Governance Recommendations

Since I became chair of our Nominating and Governance Committee in August, we have reviewed our governance approach against best practices and made some enhancements. Specifically, we adopted proxy access in March, and are now recommending that you vote for two additional updates: to declassify your Board so that all directors are elected annually instead of electing only a third each year, and to eliminate supermajority voting requirements, so that shareholders can vote for changes without needing a 75% supermajority. We are committed to being accountable, transparent, and available to you and believe these changes will serve all shareholders well. We encourage you to vote in favor of these enhancements.

Protect the Value of Your Investment – Vote the WHITE Proxy Card Today

As your representatives on the Board, we are very enthusiastic about the Company’s future prospects. The market for our current home robots is large and growing rapidly, and emerging new technologies and consumer acceptance could make the market even larger. iRobot enjoys the leading market share, brand recognition, unique technology, and global distribution that will enable us to penetrate the market further and expand into adjacent product offerings quickly and profitably. We are confident that our current strategy of focusing on the home robot segment offers shareholders the opportunity for substantial value creation.

Whether or not you plan to attend the 2016 Annual Meeting, you have an opportunity to protect your investment in iRobot by voting the WHITE proxy card FOR ALL of our director nominees. Your vote is extremely important. We urge you to vote today by telephone, online, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

As your Lead Independent Director, I speak for the entire Board when I say we are committed to ensuring that iRobot is a well-governed, shareholder-focused Company. I look forward to helping guide the Company to capture the exciting market opportunity ahead as we create value for all shareholders.

Thank you for your support.

Sincerely,

Deborah Ellinger

Lead Independent Director

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 717-3929

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Green proxy card

sent to you by Red Mountain Capital, as doing so

will revoke your vote on the WHITE proxy card.

About iRobot Corporation

iRobot Corporation (“iRobot”, or the “Company”) designs and builds robots that empower people to do more. The Company’s home robots help people find smarter ways to clean and accomplish more in their daily lives. Its remote presence robots enable virtual presence from anywhere in the world. iRobot’s portfolio of solutions feature proprietary technologies for the connected home and advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

Important Stockholder Information

iRobot will hold its 2016 Annual Meeting of Stockholders on May 25, 2016. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and form of WHITE proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting and related matters.

COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K filed with the SEC on February 19, 2016, and definitive proxy statement filed with the SEC on March 29, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the Company by directing a request to the Company at 8 Crosby Drive, Bedford, MA 01730, Attention: Investor Relations. Such materials are also available at www.irobot.com.

Forward-Looking Statements

Certain statements made in this communication that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. This communication contains express or implied forward-looking statements relating to, among other things, iRobot’s expectations regarding future financial performance, future operating performance and growth, our strategic actions to continue revenue growth, demand for our robots, strategic investments to diversify Home revenue, the impact of the divestiture of our Defense & Security business, the impact of our strategic actions to enhance stockholder value, and anticipated revenue. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, our ability to enhance stockholder value through our strategic actions, including the sale of our Defense & Security business, general economic conditions, market acceptance of our products, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this communication, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the SEC.